-----------------------------


                            ASSET PURCHASE AGREEMENT

                            Dated as of June 7, 1996

                                     between

                              CABOT POINTE I, INC.

                                       and

               INTEGRATED LIVING COMMUNITIES AT CABOT POINTE, INC.

                                       and

                  CERTAIN SHAREHOLDERS OF CABOT POINTE I, INC.
                          -----------------------------

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I:  SALE AND PURCHASE OF ASSETS.......................................1
         1.1      Acquired Assets.............................................1
         1.2      Assumption of Liability.....................................2
         1.3      Designated Contracts........................................2

ARTICLE II:  PURCHASE PRICE...................................................3
         2.1      Determination and Payment of Purchase Price.................3
         2.2      Certain Adjustments to the Purchase Price...................3
         2.3      Transfer Taxes; Prorated Items..............................3
         2.4      Other Prorations............................................4
         2.5      Operating and Debt Service Payments.........................4
         2.6      Furniture...................................................4

ARTICLE III:  THE CLOSING.....................................................4
         3.1      Time and Place of Closing...................................4
         3.2      Deliveries..................................................5
         3.3      Pre-Opening Expenses........................................6

ARTICLE IV:  SELLER'S AND SHAREHOLDERS' REPRESENTATIONS AND
         WARRANTIES...........................................................6
         4.1      Organization and Standing of Seller.........................7
         4.2      Authority...................................................7
         4.3      Binding Effect..............................................7
         4.4      Absence of Conflicting Agreements...........................7
         4.5      Consents....................................................7
         4.6      Schedule of Assets and Properties...........................7
         4.7      Contracts...................................................8
         4.8      Licenses; Permits...........................................9
         4.9      Title, Condition of Personal Property.......................9
         4.10     Title, Condition of the Real Property......................10
         4.11     Legal Proceedings..........................................12
         4.12     ERISA......................................................12
         4.13     Insurance..................................................12
         4.14     Relationships..............................................12
         4.15     Absence of Certain Events..................................13
         4.16     Compliance with Laws.......................................13
         4.17     Environmental Compliance...................................13
         4.18     Tax Returns................................................15
         4.19     Encumbrances Created by this Agreement.....................15

                                      (ii)

         4.20     Zoning.....................................................15
         4.21     Leases.....................................................15
         4.22     No Broker..................................................15
         4.23     Intellectual Property......................................15
         4.24     No Misstatements or Omissions..............................16
         4.25     Bankruptcy.................................................16

ARTICLE V:  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS...............16
         5.1      Authority..................................................16
         5.2      Binding Effect.............................................16
         5.3      Absence of Conflicting Agreements..........................16
         5.4      Consents...................................................16

ARTICLE VI:  REPRESENTATIONS AND WARRANTIES OF THE BUYER.....................17
         6.1      Organization and Standing..................................17
         6.2      Power and Authority........................................17
         6.3      Binding Agreement..........................................17
         6.4      Finders....................................................17

ARTICLE VII:  INFORMATION AND RECORDS CONCERNING THE FACILITY................17
         7.1      Access to Information and Records before Closing...........17
         7.2      Maps, Plans, Surveys, etc..................................18

ARTICLE VIII:  OBLIGATIONS OF THE PARTIES UNTIL CLOSING......................18
         8.1      Conduct of Business Pending Closing........................18
         8.2      Negative Covenants of Seller...............................18
         8.3      Affirmative Covenants of Seller............................18
         8.4      Affirmative Covenants of Buyer.............................19
         8.5      Pursuit of Consents and Approvals..........................20

ARTICLE IX:  CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.....................20
         9.1      Representations and Warranties.............................20
         9.2      Performance of Covenants...................................20
         9.3      Delivery of Closing Certificate............................20
         9.4      Opinion of Counsel.........................................20
         9.5      Legal Matters..............................................20
         9.6      Approvals..................................................21
         9.7      Material Change............................................21
         9.8      Title Insurance............................................21
         9.9      Deed.......................................................21
         9.10     Assets Transferred at Closing..............................21

                                      (iii)

         9.11     Possession.................................................22
         9.12     Engineering Report.........................................22
         9.13     Termite Inspection.........................................22
         9.14     Authorization Documents....................................22
         9.15     Due Diligence..............................................22
         9.16     Payoff Letters.............................................22
         9.17     Construction of Facility...................................22
         9.18     Initial Public Offering....................................22
         9.19     Certificates of Occupancy..................................23
         9.20     Other Documents............................................23

ARTICLE X:  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.....................23
         10.1     Representations and Warranties.............................23
         10.2     Performance of Covenants...................................23
         10.3     Delivery of Closing Certificate............................23
         10.4     Opinion of Counsel.........................................23
         10.5     Legal Matters..............................................23
         10.6     Authorization Documents....................................23
         10.7     Other Documents............................................23

ARTICLE XI:  OBLIGATIONS OF PARTIES AFTER CLOSING............................24
         11.1     Discharge of Liabilities...................................24
         11.2     Indemnification............................................24
         11.3     Records....................................................24
         11.4     Restrictions...............................................25

ARTICLE XII:  TERMINATION....................................................25
         12.1     Termination................................................25
         12.2     Effect of Termination......................................26

ARTICLE XIII:  CASUALTY, RISK OF LOSS........................................26
         13.1     Casualty, Risk of Loss.....................................26

ARTICLE XIV:  MISCELLANEOUS PROVISIONS.......................................26
         14.1     Survival of Representations and Warranties.................26
         14.2     Public Announcements.......................................27
         14.3     Costs and Expenses.........................................27
         14.4     Performance................................................27
         14.5     Benefit and Assignment.....................................27
         14.6     Effect and Construction of this Agreement..................27
         14.7     Cooperation - Further Assistance...........................27
         14.8     Notices....................................................28
         14.9     Waiver, Discharge, etc.....................................28
         14.10    Rights of Persons Not Parties..............................28
         14.11    Governing Law..............................................29
         14.12    Severability...............................................29


                                      (iv)

                                    SCHEDULES


Schedule  1.1              -       Description of Real Property
Schedule  1.3              -       Designated Contracts
Schedule  2.2              -       Prepayments
Schedule  4.5              -       Consent List of Seller
Schedule  4.6              -       Schedule of Assets
Schedule  4.7              -       Contracts
Schedule  4.8              -       Licenses, Permits
Schedule  4.9(a)           -       Liens on Personal Property
Schedule  4.9(b)           -       Leases of Personal Property
Schedule  4.10             -       Certificates of Occupancy
Schedule  4.11             -       Legal Proceedings
Schedule  4.13             -       Insurance
Schedule  4.14             -       Relationships
Schedule  4.15             -       Certain Events
Schedule  4.17             -       Environmental Matters
Schedule  4.20             -       Zoning
Schedule  4.21             -       Leases
Schedule  4.23             -       Intellectual Property
Schedule  9.8              -       Permitted Encumbrances


                                    EXHIBITS

Exhibit 2.1                -       Purchase Price Escrow Agreement
Exhibit 3.2                -       Closing Escrow Agreement
Exhibit 3.3                -       Pre-Opening Budget
Exhibit 9.4                -       Opinion of Seller's Counsel
Exhibit 9.10               -       Bill of Sale, Assignment of Contracts
Exhibit 10.4               -       Opinion of Buyer's Counsel


                                       (v)

                            -------------------------

                            ASSET PURCHASE AGREEMENT
                           --------------------------


                  This Asset Purchase Agreement (the "Agreement") is made as of the 7 day of June , 1996, between INTEGRATED LIVING COMMUNITIES AT CABOT POINTE, INC., a Delaware corporation having its principal office at 10065 Red Run Boulevard, Owings Mills, MD 21117 (the "Buyer"), CABOT POINTE I, INC., a Florida corporation having its principal office at 406 Sarasota Quay, Sarasota, FL 34236 (the "Seller"), and certain shareholders of Seller ("Shareholders").


                                   BACKGROUND
                                   ----------

                  WHEREAS,   Seller  is  the  owner  of  that  certain  76-  bed
Alzheimer's unit to be built in Bradenton, FL (the "Facility"), together with the Assets described in Section 1.1 below; and

                  WHEREAS, Buyer wishes to acquire, and Seller wishes to sell, the Facility, in accordance with the terms and conditions hereinafter set forth.

                  NOW,  THEREFORE,  in  consideration  of the  foregoing and the
mutual  covenants,   agreements  and   representations   and  warranties  herein
contained, Seller and Buyer, intending to be legally bound, agree as follows:


                     ARTICLE I: SALE AND PURCHASE OF ASSETS
                     --------------------------------------

                  1.1 Acquired Assets. Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), Buyer will acquire from Seller, and Seller will sell, assign, transfer and convey to Buyer, all of the assets, properties and business of Seller that comprise the Facility including, without limitation, the real property and all improvements thereon (the "Improvements"), together with all rights, easements, privileges, and hereditaments belonging or appertaining thereto or any additions thereto, free and clear of all liens, mortgages and encumbrances, all as more particularly described on Schedule 1.1 attached hereto (the "Property"), and such other property owned by Seller that comprises, including without limitation, all tangible, intangible, real, personal or mixed property, the Inventory (defined herein), claims and rights under contracts, Designated Contracts (defined herein), telephone numbers, furniture, fixtures, equipment, supplies, prepaid items, surveys, building plans, good will, and, to the extent permitted by law, all permits, licenses and certificates of need and other rights held by Seller with respect to the ownership or operation of the Facility as the same shall exist on the Closing Date, as the case may be, and all of Seller's books and records pertaining to the foregoing all as more fully set forth on the Schedules attached hereto, but excluding all cash, cash equivalents and accounts receivable, (together all such properties, assets or business to be conveyed to Buyer from Seller at the Closing are hereafter referred to as the "Assets").

                  1.2 Assumption of Liability. Except as expressly provided herein, Buyer shall not assume, nor in any way be liable or responsible for any claims, lawsuits, liabilities, obligations or debts of Seller, including without limitation any accounts payable, employment or other taxes, and any other obligation or liability of Seller to pay money whatsoever.

                  Notwithstanding the provisions of the immediately preceding paragraph, on the Closing Date, contingent upon the consummation of the transactions contemplated hereby, Buyer shall assume and thereafter in due course fully satisfy those obligations arising under the Designated Contracts (defined herein) specified pursuant to Section 1.3 below and assigned by Seller to Buyer, with respect to, and only with respect to, performance and payments owed that become due thereunder subsequent to the Closing Date. Liabilities and obligations under such Designated Contracts that have accrued, or the performance of which is due, on or prior to the Closing Date, and all liabilities and obligations under all other Contracts shall remain the sole responsibility of Seller and shall be paid or performed on or prior to the Closing Date.

                  1.3      Designated Contracts.

                           (a)      As soon as practicable after the date hereof
but in no event later than the day immediately preceding the Escrow Closing Date (as defined in Section 3.2 hereof), Buyer shall deliver notice in writing to Seller designating which, if any, of the Contracts (defined herein) set forth on
Schedule 4.7 will be assigned to and assumed by Buyer (the "Designated Contracts"). Such notice of designation will be set forth on Schedule 1.3 to be attached hereto. If within said period of time Buyer fails to so deliver notice to Seller, Buyer will be deemed to have designated none of the Contracts and Seller will remain fully liable thereunder. To the extent Buyer makes any such designation, Seller shall at Closing be obligated to assign all of its right, title and interest under such Contracts to Buyer and Buyer shall assume the obligations accruing after Closing under such Designated Contracts.

                           (b)      Notwithstanding  anything  to  the  contrary
contained herein other than as disclosed on Schedule 4.7, Buyer is not assuming and will not be responsible for any liabilities or obligations under the Designated Contracts incurred on or occurring before the Closing Date; all such liabilities and obligations remaining the sole and exclusive responsibility of Seller pursuant to Section 1.2 herein and shall be paid or performed on or prior to the Closing Date.

                           (c)      Immediately  after notice of the designation
by Buyer of the Contracts to be assigned by Seller, Seller will use its best efforts and shall diligently proceed to obtain any consents of any parties necessary to permit the assignment of the Designated Contracts. In the event that any of the Designated Contracts are not assignable, or the parties to such Designated Contract fail or refuse to consent to any assignment on or before the Closing Date, Buyer shall have no liability to assume and will not assume any such Designated Contracts.

                           ARTICLE II: PURCHASE PRICE
                           --------------------------

                  2.1 Determination and Payment of Purchase Price. The purchase price of the Assets shall be TWO MILLION SEVEN HUNDRED THOUSAND AND 00/100 ($2,700,000.00) DOLLARS, subject to adjustment as provided in Sections 2.2 and
2.3 below (the "Purchase Price"). Such amount shall be payable in cash by wire transfer of immediately available funds as follows:

                           (a)      on the date hereof, Buyer will place the sum
of Sixty Thousand ($60,000.00) Dollars in an escrow account with First American Title Insurance Company of New York as escrow agent (the "Escrow Agent"), pursuant to that certain Purchase Price Escrow Agreement of even date herewith between Buyer, Seller and the Escrow Agent, a copy of which is attached hereto as Exhibit 2.1, which amount will be applied to the Purchase Price at the Closing; provided that the escrow amount will be released to Buyer if this Agreement is terminated for any reason under Article IX other than Sections 9.6(b) and 9.18 hereof; and

                           (b)      the  balance of the  Purchase  Price will be
payable on the Closing Date pursuant to Sections 3.1 and 3.2 hereof.

                  2.2 Certain Adjustments to the Purchase Price. In addition, at the Closing hereunder, Seller shall deliver to Buyer Schedule 2.2 listing the amount of any prepayments received by Seller prior to Closing on account of any goods or services to be rendered or supplied by Seller. and such prepayments shall adjust the Purchase Price at Closing.

                  2.3 Transfer Taxes; Prorated Items. On the Closing Date, the following adjustments and prorations shall be computed as of the Closing Date with respect to the following taxes (unless otherwise stated herein) and the cash portion of the Purchase Price shall be adjusted, upward or downward as appropriate, to reflect such prorations:

                           (a)      Transfer  Taxes and Escrow  Fees.  All state
and local real estate transfer and recording taxes or fees and escrow fees shall be borne solely by the Buyer.

                           (b)      Real Estate Taxes,  etc. Real property taxes
and all other public or governmental charges against the Assets (including charges for sewer, water, drainage or other services) assessed for the fiscal year in which the Closing Date occurs shall be adjusted and apportioned as of the Closing Date.

                           (c)      Personal  Property Taxes.  Personal property
taxes attributable to the personal property comprising the Assets for the fiscal year in which the Closing Date occurs shall be adjusted and apportioned as of the Closing Date and paid thereafter by Buyer.

                           (d)      Service  Contracts,  Leases  and  Utilities.
Except as otherwise provided in Section 1.3, all prepayments made or payments due under any continuing service contracts and leases affecting the Assets, including without limitation water, sewer, electric, gas and utility bills, parking, garbage removal, and maintenance agreements shall be adjusted and apportioned as of the Closing Date and such obligations thereafter shall be assumed by Buyer.

                           (e)      Sales  Taxes.  Any  applicable  sales  taxes
payable in connection with the transfer of the Assets shall be borne solely by the Buyer.

                  2.4 Other Prorations. All other charges and fees customarily prorated and adjusted in similar transactions in the locale in which the Assets are situated (including without limitation any and all employee benefits not otherwise governed by Section 2.2) shall be prorated as of the Closing Date in accordance with such custom and thereafter be assumed by Buyer.

                  In the event that accurate prorations and other adjustments cannot be made as of the Closing Date because current bills or statements are not obtainable (as, for example, utility bills), the parties shall prorate such items upon receipt of the final bill of statement, but in no event later than ninety (90) days after Closing; provided, that any bill received by Buyer for expenses incurred prior to the Closing Date shall be paid by Seller. Without limiting the foregoing, in the event the Closing Date is not the first business day of a month, any items set forth in Sections 2.2, 2.3 and 2.4 accruing after the Calculation Date but prior to the Closing Date shall be estimated, subject to adjustment aforesaid, and such estimates shall reduce the Purchase Price pursuant to Sections 2.2, 2.3 and 2.4. The Seller shall use its best efforts to have all utility meters read on the Closing Date so as to accurately determine the proration of current utility bills.

                  2.5 Operating and Debt Service Payments. Commencing on April 1, 1996, Buyer shall pay the sum of Twenty Thousand ($20,000.00) Dollars to Seller on the first day of each month until the Closing Date to cover debt service and operating expenses for the Facility; provided, however, that if the condition contained in Section 9.19 has not been satisfied by June 15, 1996, Buyer shall have no obligation to make such payments until such condition is satisfied. If the Closing does not occur, Buyer shall pay an additional Forty Thousand ($40,000.00) Dollars to Seller.

                  2.6 Furniture. Pursuant to the attached description and budget for the furniture set forth on Schedule 2.6, Seller shall coordinate the ordering and furnishing of the Facility. Any amount paid for such furniture over $60,000 shall increase the Purchase Price.


                            ARTICLE III: THE CLOSING
                            ------------------------

                  3.1      Time and Place of Closing.

                           (a)      Subject to Section 3.2 hereof, except as set
forth in paragraph (b) of this Section, the closing (the "Closing") of the purchase and sale of the Assets contemplated by this Agreement shall take place on the later of the closing date of the initial public offering of Buyer's common stock (the "Initial Public Offering") or the date of receipt of all certificates of occupancy for the Facility required by any governmental agency with authority over the Facility (the "Closing Date"); but in no event shall the Closing take place later than August 1, 1996 if all of the conditions set forth in Article IX have been satisfied. Seller shall deliver possession of the Assets to Buyer, which shall accept the same on said date.

                           (b)      If  prior  to or by the  Closing  Date,  the
state agency or agencies with jurisdiction over the licensing of the Facility notifies Buyer that there exist impediments to such agency or agencies issuing to the Buyer a license to operate the Facility immediately upon the Buyer's acquisition of the Assets, then, in such event, Buyer shall be entitled to extend the Closing Date for a period sufficient to meet such requirements.

                           (c)      If the  Initial  Public  Offering  does  not
close by August 1, 1996, then Buyer shall forfeit the deposit under Section 2.1(a) hereof unless Buyer elects to waive such condition to Closing.

                  3.2      Deliveries.

                           (a)      On  the  day   immediately   preceding   the
reasonably anticipated effective date of Buyer's registration statement relating to the Initial Public Offering ("the Escrow Closing Date"), the parties hereto shall, if the Closing is expected to occur on the closing date of the Initial
Public  Offering,  enter into the Closing Escrow  Agreement  attached  hereto as
Exhibit 3.2, and shall deliver the following documents to the escrow agent thereunder to be held in accordance therewith:

                                    (i)     Seller  shall  deliver  such  deeds,
bills of sale, endorsements, assignments and other instruments of sale, conveyance, transfer and assignment, satisfactory in form and substance to Buyer and its counsel (including, without limitation, the Bill of Sale and Assignment of Contracts described in Section 9.10 hereof), as may be reasonably requested by Buyer, in order to convey to Buyer good and marketable title to the Assets (other than the Real Property), free and clear of all claims, charges, equities, liens, security interests and encumbrances except for the Permitted Encumbrances (as defined in Section 9.8 hereof).

                                    (ii)    Seller  shall  deliver  to Buyer all
written consents which are required under any Designated Contract hereunder; provided, however, that as to any Designated Contract the assignment of which by its terms requires prior consent of the parties thereto, if such consent is not obtained prior to or on the Escrow Closing Date, Seller shall deliver written documentation setting forth arrangements for the transfer of the economic benefit of such Designated Contracts to Buyer as of the Escrow Closing Date under terms and conditions reasonably acceptable to the Buyer, in accordance with the terms of Section 1.3 hereof.

                                   (iii)    Seller shall deliver a warranty deed
with warranty against grantor's acts in accordance with the law of the State of Florida to each parcel of the Real Property and all Improvements thereof, in form reasonably acceptable to Buyer and its counsel, with good and marketable title, free and clear of all mortgages, liens, charges or other encumbrances except (i) the Permitted Encumbrances; and (ii) the standard exceptions normally contained in Schedule B-1 to a T-1 Owners Policy and any exceptions that are standard in the State of Florida for all properties similarly used; provided, however, the Seller, at Buyer's request, shall provide such affidavits to the title company or take such other actions as may be reasonably requested that would enable the title company to remove any of such standard exceptions. Buyer shall deliver a check in payment of all transfer taxes and recording fees payable by reason of the delivery or recording of the grant deeds to the Real Property.

                                    (iv)    Buyer     shall      deliver     all
documentation reasonably necessary to assume the Assets and the Real Property.

                                    (v)     Each of Seller, the Shareholders and
Buyer shall deliver all certificates, opinions and other documents required to be delivered pursuant to Articles IX and X hereof.

                           (b)      All documents  delivered  into escrow on the
Escrow Closing Date shall be undated, and shall be dated the Closing Date at the time such documents are released from escrow in accordance with the terms of the Closing Escrow Agreement.

                           (c)      If the  Closing  is to occur on a date other
than the closing date of the Initial Public Offering, the parties shall, on the Closing Date, deliver the documents required to be delivered pursuant to Section
3.2 (a) to each other rather than the Escrow Agent, and Buyer shall pay the Purchase Price by wire transfer of immediately available funds to accounts specified by the Seller at least five (5) business days prior to the Closing Date or by certified check.

                  3.3 Pre-Opening Expenses. Commencing on the date hereof through the opening of the Facility, Buyer will manage the pre-opening, marketing, and Facility staff hiring duties of the Facility on behalf of Seller. The budget for such activities, which runs through June 30, 1996, is attached hereto as Exhibit 3.3 (the "Budget"). Subject to the Budget, at the end of each month prior to the Closing, Buyer will submit to Seller a pre-closing bill for the expenses of Seller for such month (the "Bills"). Seller will pay to Buyer the amount of such Bill within ten (10) days of receipt thereof. If the Closing occurs, Buyer will refund to Seller the aggregate amount of all Bills paid. If the Closing does not occur for any reason, Buyer will retain the aggregate amount of all Bills paid by Seller.


           ARTICLE IV: SELLER'S AND SHAREHOLDERS' REPRESENTATIONS AND
           ----------------------------------------------------------
                                   WARRANTIES
                                   ----------

                  Seller and Shareholders represent and warrant to Buyer as follows:

                  4.1 Organization and Standing of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Copies of its Articles of Incorporation and By-laws and all amendments hereof to date, have been delivered to Buyer, and are complete and correct. Seller has the power and authority to own property and assets now owned by it and to conduct the business presently being conducted by it.

                  4.2 Authority. Seller has the full corporate power and authority to make, execute, deliver and perform this Agreement including all Schedules and Exhibits hereto, and the other instruments and documents required or contemplated hereby and thereby ("Seller's Transaction Documents"). Such execution, delivery, performance and consummation have been duly authorized by all necessary action, corporate or otherwise, on the part of Seller, its directors and shareholders and all consents of holders of indebtedness of Seller have been obtained.

                  4.3 Binding Effect. This Agreement and all related transaction documents executed by Seller constitute the valid and binding obligation of Seller and Shareholders, enforceable against Seller and Shareholders in accordance with their respective terms.

                  4.4 Absence of Conflicting Agreements. Neither the execution or delivery of this Agreement or any of the Seller's Transaction Documents by Seller and Shareholders nor the performance by Seller and Shareholders of the transactions contemplated hereby and thereby, conflicts with, or constitutes a breach of or a default under (i) Seller's Articles of Incorporation or By-Laws; or (ii) any applicable law, rule, judgment, order, writ, injunction, or decree of any court, currently in effect; or (iii) any applicable rule or regulation of any administrative agency or other governmental authority currently in effect; or (iv) any written or oral agreement, indenture, contract or instrument to which Seller or any Shareholder is now a party or by which any of them or any of the Assets is bound, including the Contracts.

                  4.5 Consents. Except as set forth on Schedule 4.5, no authorization, consent, approval, license, exemption by filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary in connection with Seller's and Shareholders' entry into, execution, delivery and performance of this Agreement, any of the transaction documents related hereto, or for the Seller's consummation of the transactions contemplated hereby and thereby.

                  4.6      Schedule of Assets and Properties.

                           (a)      Set forth in Schedule  4.6 are  complete and
accurate lists of all of the material items comprising Seller's Assets as it relates to this Facility (other than the Property) and the Inventory as of the date of this Agreement as follows:

                                     (i)    All    machinery,    vehicles    and
equipment, office equipment, furniture and supplies owned or leased by Seller and used in connection with the Facility and any other items of personal property that comprise or are otherwise used by Seller in connection with the Facility.

                                     (ii)   All franchises,  licenses,  permits,
easements, rights and other authorizations, if any, and any other item of intangible or intellectual property ( other than tradenames, trademarks and service marks and all proprietary information) that are owned, possessed or used by Seller or any person in the operation of the Facility.

                  4.7      Contracts.

                           (a)      Schedule  4.7  sets  forth  a  complete  and
correct list of all agreements, contracts and commitments whether written or oral, relating to the Facility or its operation by which Seller or the Facility is bound, together with copies of all such agreements, contracts and commitments (the "Contracts"). Seller is not in default under any Contract and there has not been asserted, either by or against Seller under any Contract, any notice of default, set-off or claim of default. To the best of Seller's knowledge, the parties to the Contracts other than the Seller are not in default of any of their respective obligations under the Contracts, and there has not occurred any event which with the passage of time or the giving of notice (or both) would constitute a default or breach under any Contract. All amounts payable under the Contracts are, or will at the Closing Date, be on a current basis. Except as set forth on Schedule 4.7, the Contracts are assignable to Buyer without the consent of the remaining parties thereto.

                           (b)      Except as listed on Schedule 4.7,  Seller is
not a party to or liable in connection with and has not granted any written or express, oral or implied:

                                    (i)     contract,  agreement  or  commitment
for the employment or retention of, or collective bargaining, severance or termination agreement with, any employee, consultant or agent or group of employees at the Facility;

                                    (ii)    profit   sharing,   thrift,   bonus,
incentive, deferred compensation, stock option, stock purchase, severance pay, pension, retirement, hospitalization, insurance or other similar plan, agreement or arrangement covering employees at the Facility;

                                    (iii)   agreement  or  arrangement  for  the
sale of any of the Seller's and the Facility's assets, properties or rights outside the ordinary course of business (by sale of assets, sale of stock, merger or otherwise) which is currently in effect;

                                    (iv)    contract  currently  in effect which
contains any provisions requiring the Seller to indemnify or act for, or guarantee the obligation of, any other person or entity;

                                    (v)     agreement   restricting  the  Seller
from conducting business anywhere in the world;

                                    (vi)    partnership    or   joint    venture
contract or similar arrangement or agreement which is likely to involve a sharing of profits or future payments with respect to the Seller's business or any portion thereof;

                                    (vii)   licensing,    distributor,   dealer,
franchise, sales or manufacturer's representative, agency or other similar contract, arrangement or commitment for the Facility which involves consideration of more than $10,000; or

                                    (viii)  agreement  not made in the  ordinary
and normal course of business of the Facility which involves consideration of more than $10,000.

                  4.8 Licenses; Permits. Schedule 4.8 sets forth a description of (a) each license and all other governmental or other regulatory permits and approvals relating to the operation of the Facility heretofore obtained and that is now in effect; and (b) each other license, permit, easement, right or other authorization that is necessary for the operation of the Facility, including the Southern Building Code, zoning laws and building codes (collectively, the "Licenses"). Seller has delivered to Buyer copies of all of the Licenses listed on Schedule 4.8. Seller shall use its best efforts to deliver to Buyer within ten (10) days from execution hereof copies of each application for each of the Licenses. Schedule 4.8 also sets forth a description of each accreditation of the Facility, copies of which Seller has delivered to the Buyer. Seller owns, possesses or has the legal right to use the Licenses, free and clear of all liens, pledges, claims or other encumbrances of any nature whatsoever. Seller is not in default under, nor has it received any notice of any claim or default or any other claim or proceeding relating to, any such License. The Facility is fully and completely licensed by all appropriate authorities for Seller to carry on the business presently conducted at the Facility. No shareholder, director or officer, employee or former employee, or immediate family member of any such person, or any other person, firm or corporation owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part in any such License owned, possessed or used in the operation of the Facility as now operated.

                  4.9      Title, Condition of Personal Property.

                           (a)      Except for the security interests listed and
described on Schedule 4.9(a), Seller has good and marketable title to all such tangible and intangible personal property located at or used by Seller in connection with the ownership or operation of the Facility, subject to no mortgage, security interest, pledge, lien, conditional sales agreement, lease, claim, encumbrance or charge, or restraint on transfer whatsoever. No other person has any right to the use or possession of any of such property and, except as set forth on Schedule 4.9(a), no currently effective financing statement with respect to such property has been filed in any jurisdiction, and Seller has not signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement. During the five (5) year period preceding the date hereof, Seller has conducted its business activities only under the corporate and/or trade names "Cabot Pointe, Inc." and "Assisted Care Facilities, Inc." All of the personal property is in good operating condition and repair and is functioning in the manner and for the purpose for which it was intended and is in compliance with (and the operation thereof is in compliance with) all applicable Federal, state and local laws, rules and regulations, and is sufficient and suitable to enable the Buyer to operate the Facility in a normal and efficient manner.

                           (b)      Except as set forth on Schedule 4.9(b), none
of the personal property used by Seller in connection with the operation of the Facility is subject to a conditional sale, security interest or similar arrangement. Schedule 4.9(b) sets forth a complete and correct copy of each of the personal property leases relating to the Facility as to which Seller is a party (together with all modifications or amendments thereto), the annual rental and unexpired lease term thereby and all the information set forth thereon is complete, correct and accurate. All of said personal property leases are valid, binding and enforceable in accordance with their respective terms and are in full force and effect. Seller is not in default under any of such leases and there has not been asserted, either by or against Seller under any of such leases, any notice of default, set-off, or claim of default. To the best of Seller's knowledge, the parties to such leases other than the Seller are not in default of their respective obligations under any of such leases, and there has not occurred any event which with the passage of time or giving of notice (or both) would constitute such a default or breach under any of such leases. Except as otherwise set forth on Schedule 4.9(b), each of said personal property leases is assignable to Buyer without the consent of the lessor of such Facility.

                  4.10     Title, Condition of the Real Property.

                           (a)      Seller has good and marketable  title to the
real property comprising Facility (the "Real Property"), insurable by any reputable, licensed title company selected by Buyer at regular rates, free and clear of all liens, claims, charges, easements, encumbrances and title exceptions of any kind whatsoever.

                           (b)      There are no leases or other  agreements  of
Seller as lessor, granting any third party the right to use or occupy any part of the Real Property and no person, firm or entity has any ownership interest or option or right of first refusal to acquire any ownership interest in the Real Property or any building or improvements thereon.

                           (c)      All   buildings   and   other   improvements
comprising the Facility (including all roads, parking areas, curbs, sidewalks, sewers and other utilities) have been completed and installed in accordance with such plans and specifications as were approved by the governmental authorities having jurisdiction thereof. Such permanent statements of occupancy and all other licenses, permits, authorizations and approvals required by all governmental authorities having jurisdiction and the requisite annual fire safety and life safety inspections as were issued or conducted for the buildings and other improvements comprising the Real Property, have been issued, paid for and are in full force and effect.

                           (d)      As of  the  Closing  Date  the  maintenance,
operations and use of the buildings and other improvements comprising the Real Property will comply with and do not violate any zoning, building or similar law, ordinance, order or regulation or any statement of occupancy issued for the Facility. As of the Closing Date there will have been no violation of anyFederal, state, county or municipal law, ordinance, order, regulation or requirement affecting the Facility and no written notice of any such violation shall have been issued by any governmental authority. Since the construction of the Facility was completed there have been no changes to building, health or fire codes that would be applicable to the Facility and there has been no change in the use of the Facility that would have caused any modifications to have been made to the Facility pursuant to any such building, health or fire codes.

                           (e)      There is no plan,  study  or  effort  by any
governmental authority or agency which in any way affects or would affect the present use or zoning of the Real Property or any part thereof. There are no assessments or proposed assessments and there is no existing, proposed or contemplated plan to widen, modify or realign any street or highway or any existing, proposed or contemplated eminent domain proceedings that would affect the Real Property in any way whatsoever. No subdivision plan or plans (preliminary or otherwise) have been or will be filed with respect to the Real Property. The Real Property is not located in areas designated by the Secretary of Housing and Urban Development or any other governmental authority or agency as having special flood or mud slide hazards.

                           (f)      The   buildings   and   other   improvements
comprising the Real Property and all of their systems, including without limitation, the heating, ventilating and air condition systems, and the plumbing, electrical, mechanical and drainage systems, and roof are in good operating condition, repair and working order, and have passed all previous safety and/or licensing inspections, the last such inspection being on the ______ day of ________________, 19____ and that such systems are adequate and sufficient for use in connection with an assisted living facility, ordinary wear and tear expected.

                           (g)      There  is no  proceeding  pending  to  which
Seller is a party relating to the assessed valuation of any portion of the Facility and no assessment for public improvements have been made against the Facility that remain unpaid. All public improvements ordered, commenced or completed prior to the date of this Agreement or prior to the Closing Date shall be paid for in full by the Seller prior to the Closing.

                           (h)      All  public   utilities   required  for  the
operation of the Facility either enter the Facility through adjoining public streets, or if they pass through adjoining private land, do so in accordance with valid recorded easements held by Seller. The Real Property is adjacent to and has direct access to each abutting street. All streets adjoining or traversing the Real Property have been dedicated to and accepted by the local municipal authorities.

                           (i)      There  are  no   easements   traversing   or
contiguous to the Real Property which are not disclosed on any schedule hereto on any title report delivered to the Buyer or which interfere with the intended use and operation of the Facility.

                           (j)      All  certificates  of  occupancy  and  other
authorizations issued for the Real Property have been set forth on Schedule 4.10 hereto. Seller has not received any notice of noncompliance from any governmental authority regarding any of the improvements constructed on the Real Property or the use or occupancy thereof.

                  4.11 Legal Proceedings. Other than as set forth on Schedule 4.11, there are no disputes, claims, actions, suits or proceedings, arbitrations or investigations, either administrative or judicial, pending, or, to the best of Seller's knowledge, threatened or contemplated, nor, to the best of Seller's knowledge, is there any basis therefor, against or affecting the Facility or the Assets or Seller's rights therein or Seller's ability to consummate the transactions contemplated herein, at law or in equity or otherwise, before or by any court or governmental agency or body, domestic or foreign, or before an arbitrator of any kind. Seller has received no requests for information with respect to the transactions contemplated hereby from any governmental agency.

                  4.12 ERISA. Seller does not maintain or make contributions to and has not at any time in the past maintained or made contributions to any employee benefit plan which is subject to the minimum funding standards of ERISA. Seller does not now maintain or make contributions to and has not at any time in the past maintained or made contributions to any multi-employer plan subject to the terms of the Multi-employer Pension Plan Amendment Act of 1980 (the "Multi-employer Act").

                  4.13 Insurance. Schedule 4.13 contains a true and correct list of: (a) all policies of fire, liability and other forms of insurance held or owned by Seller or otherwise in force and providing coverage for the Facility (including but not limited to medical malpractice insurance, and any state sponsored plan or program for worker's compensation); and (b) all bonds, indemnity agreements and other agreements of suretyship made for or held by the Seller or otherwise in force and relating to the Facility, including a brief description of the character of the bond or agreement, the name of the surety or indemnifying party. Schedule 4.13 sets forth for each such insurance policy the name of the insurer, the amount of coverage, the type of insurance, the policy number, the annual premium and a brief description of the nature of insurance included under each such policy and of any claims made thereunder during the past two years. Such policies are owned by and payable solely to Seller, and said policies or renewals or replacements thereof will be outstanding and duly in force at the Closing Date. All insurance policies listed on Schedule 4.13 are in full force and effect, all premiums due on or before the Closing Date have been or will be paid on or before the Closing Date, Seller has not been advised by any of its insurance carriers of an intention to terminate or modify any such policies, nor has Seller failed to comply with any of the material conditions contained in any such policies.

                  4.14 Relationships. Except as disclosed on Schedule 4.14 hereto, neither Seller nor any shareholder, director or officer thereof or any member of such person's immediate family has, or at any time within the last two
(2) years has had, a material ownership interest or claim in any business, corporate or otherwise, that is a party to, or in any Facility that is the subject of, business relationships or arrangements of any kind relating to the operation of the Facility by which Buyer will be bound after the Closing.

                  4.15  Absence  of  Certain  Events.  Except  as set  forth  on
Schedule 4.15, since the date of this Agreement, Seller will not have (except for transactions directly with Buyer):

                           (a)      sold,  assigned  or  transferred  any of its
assets or properties, except in the ordinary course of business consistent with past practice;

                           (b)      mortgaged, pledged or subjected to any lien,
pledge, mortgage, security interest, conditional sales contract or other encumbrance of any nature whatsoever any of the Assets other than the liens, if any, of current taxes not yet due and payable;

                           (c)      made   or   suffered   any    amendment   or
termination of any contract, commitment, instrument or agreement materially relating to the Facility;

                           (d)      except in the  ordinary  course of business,
consistent with past practice, or otherwise to comply with any applicable minimum wage law, increased the salaries or other compensation of any of its employees at the Facility, or made any increase in, or any additions to, other benefits to which any of such employees may be entitled;

                           (e)      discharged   or   satisfied   any   lien  or
encumbrance, or paid any material liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities, the failure to pay or discharge of which has caused or will cause any actual damage or risk of loss to Seller or the Facility;

                           (f)      made   or   suffered   any    amendment   or
termination of any material contract, commitment or agreement to which it is a party or by which it is bound, or canceled, modified or waived any debts or claims held by it, other than in the ordinary course of business consistent with past practice, or waived any rights of substantial value, whether or not in the ordinary course of business; or

                           (g)      entered into any material  transaction other
than in the ordinary course of business consistent with past practice.

                  4.16 Compliance  with Laws.  Seller has not received any claim or notice that the Facility is not in compliance with any applicable Federal, state, local or other governmental laws or ordinances, or any applicable order, rule or regulation of Federal, state, local or other governmental agency. The Facility is in material compliance with all existing applicable federal, state and local laws and regulations, including the Southern Building Code, governmental regulations, zoning laws, building codes and local ordinances. All deficiencies on all state and federal inspections have been corrected, or are in the process of being corrected.

                  4.17     Environmental Compliance.

                           (a)      At any time during Seller's ownership of the
Real Property and prior to Seller's ownership thereof:


                                    (i)     The Real  Property has not been used
for the disposal of any industrial refuse or waste, including but not limited to potentially infectious waste, blood- contaminated materials, or other wastes generated in the course of patient treatment (collectively "Medical Waste"), or for the processing, manufacture, storage, handling, treatment or disposal of any hazardous or toxic substance, material or waste.

                                    (ii)    No   asbestos-containing   materials
have been used or disposed of on the Real Property or used in the construction of the Facility.

                                    (iii)   No machinery,  equipment or fixtures
containing polychlorinated biphenyls ("PCBs") have been located on the Real Property.

                                    (iv)    No  storage   tanks  for   gasoline,
petroleum, or any other substance have been located on the Real Property.

                                    (v)     No toxic or hazardous  substances or
materials have been located on the Real Property, which substances or materials, if found on the Real Property, would subject the owner or occupant of the Real Property to damages, penalties, liabilities or an obligation to remove such substances or materials under any applicable Federal, state or local law, regulation or ordinance.

                                    (vi)    No notice from any governmental body
has ever been served upon Seller, its agents or representatives, or upon any prior owner of the Real Property, claiming any violation of any Federal, state or local law, regulation or ordinance concerning the generation, handling, storage, or disposal of Medical Waste, or the environmental state, condition, or quality of the Real Property, or requiring or calling attention to the need for any work, repairs, or demolition, on or in connection with the Real Property in order to comply with any law, regulation or ordinance concerning the environmental or healthful state, condition or quality of the Real Property.

                                    (vii)   Schedule  4.17 lists all  reports of
healthcare and environmental agencies received by Seller, if any, during the last five (5) years from any supervisory governmental authority with respect to the operations of the Real Property. Seller has delivered copies of each such report to Buyer.

                           (b)      At all times,  Seller has  complied,  and is
complying in all respects with all environmental and related laws, ordinances and governmental rules and regulations applicable to it and the Real Property, including, but not limited to, the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended by the Clean Water Act, and subsequent amendments, the Federal Toxic Substances Control Act, as amended, and all other Federal, state and local laws, regulations and ordinances with respect to the protection of the environment (collectively "Environmental Laws"). The foregoing representation and warranty applies to all aspects of the operation of the Real Property including, but not limited to, the use, handling, treatment, storage, transportation and disposal of any hazardous, toxic or infectious waste, material or substance (including Medical Waste) and petroleum products, material or waste whether performed on Seller's properties or at any other location.

                  4.18 Tax Returns. Seller has filed all Federal, state, county and local income, excise, property and other tax returns and abandoned property reports (if any) to date that are due and required to be filed by it, all such returns and reports are in material compliance with applicable law, and there are no claims, liens, or judgments for taxes due from the Seller affecting the Real Property or any of the Assets, and no basis for any such claim, lien, or judgment exists.

                  4.19 Encumbrances Created by this Agreement. The execution and delivery of this Agreement or any of the Seller's Transaction Documents does not, and the consummation of the transactions contemplated hereby or thereby will not, create any liens or other encumbrances on any of the Assets in favor of third parties.

                  4.20 Zoning. Except as set forth in Schedule 4.20 hereto, there exists no judicial, quasi-judicial, administrative or other proceeding which might adversely affect the validity of the current zoning of the Real Property and Improvements, nor is there any threatened action or proceeding which could result in the modification and termination of any such zoning.

                  4.21 Leases. Schedule 4.21 hereto contains an accurate and complete list of each lease of Personal Property to which Seller or the Facility is a party or by which Seller or Facility is bound or which were assigned or transferred to Seller, in connection with the Facility, and a list of all Contracts providing for the installation or maintenance of equipment purchased or leased by Seller.

                  4.22 No Broker. Seller has not incurred any liability for broker's or finder's fees or commissions to any broker, financial advisor or other intermediary in connection with the transactions contemplated by this Agreement other than its obligations to pay commissions to its authorized broker, David Wieteska, at the Closing. Buyer is under no obligation to pay any broker fees.

                  4.23 Intellectual Property. Schedule 4.23 hereto sets forth a list of all patents, copyrights, trademarks, software and computer programs, corporate names and other intellectual property rights, including the names "Cabot Pointe," and "Assisted Living Facilities, Inc." and all derivations and variations thereof and any other tradenames used in connection with the operation of the Facility (collectively, the "Intellectual Property") used by Seller in connection with the Facility. To the best knowledge of Seller, neither Seller nor any of its affiliates is infringing upon any intellectual property rights of any other person nor is any other person infringing on any Seller's rights in respect of the Intellectual Property.

                  4.24 No Misstatements or Omissions. None of the documents, certificates, instruments or information furnished or to be furnished by Seller to Buyer or any of Buyer's representatives is or will be false or misleading as to any material fact or omits or will omit to state a material fact necessary to make any of the statement contained therein not misleading. Seller has provided to Buyer all material information related to the Assets and the Facility.

                  4.25 Bankruptcy. No insolvency proceeding of any character including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller (other than as a creditor) or of the Facility or any of the Assets are pending or are being contemplated by Seller, or are the best knowledge of Seller being threatened against Seller by any other Person, and Seller has not made any assignment for the benefit of creditors or taken any action in contemplation of or which would constitute the basis for the institution of such insolvency proceedings.

          ARTICLE V: REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
          -------------------------------------------------------------

                  Each of the Shareholders, each as to himself, herself, or itself, hereby severally represent and warrant to Buyer as follows:

                  5.1 Authority. Such party has the full legal power and authority to make, execute, deliver and perform this Agreement and the Transaction Documents. Such execution, delivery, performance and consummation have been duly authorized by all necessary action, corporate or otherwise, on the part of such party, and any necessary consents of holders of indebtedness of such party have been obtained.

                  5.2 Binding Effect. This Agreement and all Transaction Documents executed by such party constitute the valid and binding obligations of such party, enforceable against such party in accordance with their respective terms.

                  5.3 Absence of Conflicting Agreements. Neither the execution or delivery of this Agreement or any of the Transaction Documents by such party nor the performance by such party of the transactions contemplated hereby and thereby conflicts with, or constitutes a breach of or a default under (i) the formation documents of such Seller, or (ii) any law, rule, judgment, order, writ, injunction, or decree of any court currently in effect applicable to such party, or (iii) any rule or regulation of any administrative agency or other governmental authority currently in effect applicable to such party, or (iv) any agreement, indenture, contract or instrument to which such party is now a party or by which any of the assets of such party is bound.

                  5.4 Consents. No authorization, consent, approval, license, exemption by, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents by such party.

             ARTICLE VI: REPRESENTATIONS AND WARRANTIES OF THE BUYER
             -------------------------------------------------------

                  Buyer represents and warrants to Seller as follows:

                  6.1 Organization and Standing. Buyer has been duly incorporated and is validly existing in good standing under the laws of the State of Delaware, and is or prior to the Closing will be duly qualified to do business in the State of Florida.

                  6.2 Power and Authority. Buyer has the corporate power and authority to execute, deliver and perform this Agreement, and as of the Closing the Buyer will have the corporate power and authority to execute and deliver the instruments and agreements required to be delivered by it to Seller at the Closing (collectively the "Buyer's Transaction Documents").

                  6.3 Binding Agreement. This Agreement has been duly executed and delivered by Buyer. This Agreement is, and when executed and delivered by Buyer at the Closing each of the related transaction documents executed by Buyer will be, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, as such enforceability may be limited by applicable creditors rights laws and the availability of equitable remedies.

                  6.4 Finders. No broker or finder is entitled to any broker's or finder's fee or other commission in connection with the transactions contemplated by this Agreement based in any way on agreements, understandings or arrangements with Buyer, other than Joseph Marcassiano whose commission shall be paid by Seller out of the fee paid to Seller's authorized broker, as described in Section 4.22 hereof.


          ARTICLE VII: INFORMATION AND RECORDS CONCERNING THE FACILITY
          ------------------------------------------------------------

                  7.1      Access to Information and Records before Closing.

                           (a)      Prior to the Closing  Date,  Buyer may make,
or cause to be made, such investigation of the Facility's and Seller's financial and legal conditions as Buyer deems necessary or advisable to familiarize itself with the Facility and/or matters relating to its history or operation. Seller shall permit Buyer and its authorized representatives (including legal counsel and accountants), to have full access to the Facility and Seller's books and records and Seller will furnish, or cause to be furnished, to Buyer such financial and operating data and other information and copies of documents with respect to the products, services, operations and Assets, the Real Property and the Facility as Buyer shall from time to time request. The documents to which the Buyer shall have access shall include, but not be limited to, Seller's tax returns and related work papers since their inception; and Seller shall make, or cause to be made, extracts thereof as Buyer or its representatives may request from time to time, to enable the Buyer and its representatives to investigate the affairs of Seller and the Facility and the accuracy of the representations and warranties made in this Agreement. Seller shall cause its accountants to cooperate with Buyer and to disclose the results of audits relating to Seller and/or to the Facility and to produce the working papers relating thereto. No such investigation by Buyer or its representatives shall affect any of the Seller's representations and warranties in this Agreement or Buyer's right to rely thereon. Buyer shall conduct its investigation hereunder in such manner as will not cause any unreasonable disruption to the business of the Facility.

                           (b)      In the  event  of the  termination  of  this
Agreement prior to Closing, Buyer will deliver to Seller all documents, work papers and other materials hereunder obtained from Seller and relating to Seller or the transactions herein contemplated.

                  7.2 Maps, Plans, Surveys, etc. Seller shall deliver, has delivered, or shall cause to be delivered, to the Buyer, without charge, all plans, maps, surveys, descriptions, and title reports respecting the Real Property and the use and occupancy thereof in Seller's possession that exist as of the date of this Agreement, which materials shall be returned to Seller if this Agreement is terminated.

             ARTICLE VIII: OBLIGATIONS OF THE PARTIES UNTIL CLOSING
             ------------------------------------------------------

                  8.1 Conduct of Business Pending Closing. Between the date of this Agreement and the Closing Seller shall conduct its business relating to the operation of the Facility solely in the ordinary course of business consistent with past practice, and maintain its existence.

                  8.2 Negative Covenants of Seller. Without the prior written approval of Buyer, Seller shall not, between the date hereof and the Closing:
(i) dissolve, merge or enter into a share exchange with or into any other entity; or (ii) enter into any Contract or modify or terminate any existing Contract without the prior consent of Buyer; or (iii) cause or permit to occur any of the events or occurrences described in Section 4.15 (Absence of Certain Events) of this Agreement.

                  8.3 Affirmative Covenants of Seller. Between the date hereof and the Closing, Seller shall:

                           (a)      maintain the Real Property, Improvements and
the Facility in substantially the state of repair, order and condition as on the date hereof, reasonable wear and tear or loss by casualty excepted;

                           (b)      maintain   in  full  force  and  effect  all
Licenses, currently in effect with respect to the Real Property, Improvements and the Facility;

                           (c)      maintain   in  full  force  and  effect  the
insurance policies and binders currently in effect with respect to the Real Property, Improvements and the Facility, including without limitation those listed on Schedule 4.13;


                           (d)      utilize its best efforts to preserve  intact
the present business organization of the Real Property, Improvements and the Facility; and maintain Seller's relations and goodwill with the suppliers, affiliated medical personnel and anyone having business relating to the Real Property, Improvements and the Facility;

                           (e)      maintain   all  of  the  books  and  records
relating to the Real Property, Improvements and the Facility in accordance with its past practices;

                           (f)      comply with all  provisions of the Contracts
listed in Schedule 4.7 and with any other agreements that Seller has entered into with respect to the Real Property, Improvements and the Facility in the ordinary course of business since the date of this Agreement and with the provisions of all laws, rules and regulations applicable to the Seller's business or the Real Property, Improvements and the Facility;

                           (g)      cause  to  be  paid  when  due,  all  taxes,
assessments and charges or levies imposed upon it or on any of its properties or which it is required to withhold and pay over;

                           (h)      promptly  advise  Buyer  in  writing  of the
threat or commencement against Seller of any dispute, claim, action, suit or proceeding, arbitration or investigation that would materially adversely affect the operations, properties, assets or prospects of the Real Property, Improvements and the Facility;

                           (i)      maintain   material   compliance   with  all
federal, state and local standards; and

                           (j)      complete   construction   of  the   Facility
consistent with the plans and specifications approved by Buyer.

                  8.4  Affirmative  Covenants of Buyer.  Buyer will proceed with all due diligence to conduct such investigations with respect to the Facility as it deems to be reasonably necessary in connection with its purchase thereof, including, but not limited to, zoning investigations, soil studies, environmental assessments, seismic assessments, wetlands reports, investigations of Seller's and the Facility's books and records and structural inspections, provided no investigations will be physically intrusive on the Facility unless Seller consents thereto, which consent shall not be reasonably withheld (the "Due Diligence Review"); provided, however, nothing herein shall be construed as amending or modifying in any manner the representations or warranties of Seller set forth in this Agreement, which representations and warranties shall be separate from and unaffected by Buyer's Due Diligence Review; and provided, further, that Buyer shall maintain the confidentiality of any documents or information obtained by it during the course of its Due Diligence Review and shall return the same to Seller in the event the transaction provided for herein fails to close for any reason whatsoever. The Due Diligence Review shall be completed by Buyer prior to the Closing, except that the final engineering study shall be conducted and completed approximately one (1) week after the issuance of a certificate of occupancy for the Facility.

                  8.5 Pursuit of Consents and Approvals. Prior to the Closing Buyer shall undertake to obtain all consents and approvals of governmental agencies and all other parties necessary for the lawful consummation of the transactions contemplated hereby and the lawful use, occupancy and enjoyment of the Facility by Buyer in accordance herewith (the "Required Approvals"). Within five (5) days from the execution hereof, Buyer shall submit to the Florida Agency for Health Care Administration (the "Agency") a written notice setting forth its intent to purchase the Facility and requesting a written confirmation from such Agency that the proposed acquisition of the Facility by the Buyer shall not be subject to the approval of or review by such Agency.


             ARTICLE IX: CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS
             -------------------------------------------------------

                  Unless waived by Buyer, its obligations to consummate the purchase of the Assets is subject to the fulfillment, prior to or at the Closing, of each of the following conditions. Upon failure of any of the following conditions Buyer may terminate this Agreement pursuant to and in accordance with Article XII herein.

                  9.1 Representations and Warranties. The representations and warranties of Seller contained in this Agreement or on any Schedule, list, certificate or other document delivered pursuant to the provisions hereof shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time, except to the extent affected by the transactions herein contemplated. Seller shall have provided to Buyer any updates to the Schedules attached hereto, including amendments, additions and revisions, so as to cause the representations and warranties to be true and correct as of the Closing Date.

                  9.2 Performance of Covenants. Seller shall have performed or complied in all material respects with each of its agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

                  9.3 Delivery of Closing Certificate. Seller shall have executed and delivered to the Buyer a certificate of the chief executive officer of the Seller dated the Closing Date upon which Buyer may rely, certifying that the statements made in Sections 9.1 and 9.2, are true, correct and complete as of the Closing Date.

                  9.4 Opinion of Counsel. Seller shall have delivered to the Buyer an opinion, dated the Closing Date, of counsel for Seller, in the form attached hereto as Exhibit 9.4.

                  9.5 Legal Matters. Other than as set forth on Schedule 4.11, no suit, action, investigation, or legal or administrative proceeding shall have been brought or shall have been threatened by any person that questions the validity or legality of this Agreement or the transactions contemplated hereby.

                  9.6       Approvals.

                           (a)      The  consent  or  approval  of  all  persons
necessary for the consummation of the transactions contemplated hereby shall have been granted, including without limitation, the Required Approvals and any tax clearance or similar approval;

                           (b)      None of the foregoing  consents or approvals
(i) shall have been conditioned upon the modification, cancellation or termination of any material lease, contract, commitment, agreement, license, easement, right or other authorization with respect to the Facility, or (ii) shall impose on the Buyer any material condition or provision or requirement with respect to the Facility or its operation that is more restrictive than or different from the conditions imposed upon such operation prior to Closing.

                  9.7 Material Change. Since the date of this Agreement there shall not have been any material adverse change in the condition (financial or otherwise) of the Assets, Properties or operations of the Facility or the Seller.

                  9.8 Title Insurance. Buyer shall have obtained, at normal rates, a title commitment from a reputable title insurance company selected by Buyer (the "Title Company") for an owner's title policy insuring that title to the Property and improvements to the Facility shall be good and marketable and free and clear of all liens, assessments, restrictions, encumbrances, easements, leases, tenancies, claims or rights of use or possession and other title objections (including any lien or future claim from materials or labor supplied for improvement of such property), except for (a) utility and other easements that do not materially adversely affect the intended use of the Facility or the value of the Facility; (b) matters listed in Schedule 9.8 hereto (the "Permitted Encumbrances"); and (c) the standard exceptions normally contained in Schedule B to a T-1 Owner Policy of Title Insurance Title Policy and schedules thereto and any exceptions that are standard in the State of Florida for all properties similarly used; provided, however, that, at the request of Buyer, Seller, shall use its best efforts to provide such affidavits to the Title Company or take such other actions that would enable the Title Company to remove any of such standard exceptions. With respect to the standard survey exceptions, Buyer may obtain prior to the Closing any survey (or engineering study), at Buyer's expense, but if such survey (or study) discloses any material discrepancy or exception to title not included within the restrictions permitted hereunder, Buyer may consider such a defect in title and may, at its option, elect to cancel this Agreement pursuant to Section 12.1 hereof.

                  9.9 Deed. Seller shall have delivered a warranty deed for the Property with warranty against grantor's acts; a no-flood-plain certificate; and a copy of the then valid Certification of Occupancy for the Facility.

                  9.10 Assets Transferred at Closing. Seller shall have delivered or caused to be delivered to Buyer possession of the Assets (or the right to obtain possession on demand) together with such instruments of sale and transfer, including without limitation, a Bill of Sale and Assignment of Contracts, in the form of Exhibit 9.10 attached hereto and made a part hereof, sufficient to vest in Buyer good and marketable title to the Assets, free and clear of all liens, security interests, encumbrances, claims and other exceptions of any kind whatsoever.

                  9.11 Possession. Possession of the Facility shall be or shall have been delivered to Buyer as provided in this Agreement, free and clear of any leases, claims to or rights of possession.

                  9.12 Engineering Report. Buyer shall have received, at its own expense, an engineering survey and report in form and substance satisfactory to Buyer, from a qualified engineering or other firm of Buyer's choice concerning a full and complete inspection of the Facility, the physical soundness and structural integrity of the buildings, and the condition (including freedom from material defect) of the heating, air conditioning, plumbing and electrical systems, the appliances of or in the buildings, and other material components.

                  9.13 Termite Inspection. Buyer shall have received, at Seller's expense, a report from a qualified inspector approved by Buyer and Buyer's Lenders stating that the Facility is free from termite, wood boring insect or other pest infestation, and/or resultant damage that has not been corrected.

                  9.14 Authorization Documents. Buyer shall have received a certificate of the Secretary or other officer of the Seller certifying a copy of Resolutions of the Board of Directors of Seller and consent of its shareholders authorizing the Seller's execution and full performance of Seller's Transaction Documents, the Articles or Certificate of Incorporation and By-Laws of Seller and the incumbency of the officers of the Seller.

                  9.15 Due Diligence. Buyer shall be satisfied with the results of its Due Diligence Review, including, but not limited to the results of an EPA Phase I Assessment of the Facility; provided, however, nothing herein shall be construed as amending or modifying in any manner the representations and warranties of Seller set forth in this Agreement, which representations and warranties shall be separate from and unaffected by Buyer's Due Diligence Review except as to any representations or warranties which, during the course of Buyer's Due Diligence Review, Buyer obtains knowledge of falsity or inaccuracy and advises Seller in writing thereof.

                  9.16 Payoff Letters. Seller shall have received payoff letters in connection with the satisfaction of all mortgages and liens reflected on
Schedule 4.6. Seller agrees that Buyers may fund such payoff amounts directly to the mortgage and lien holders out of the Purchase Price.

                  9.17 Construction of Facility. The Facility shall have been constructed in accordance with the plans and specifications approved by Buyer.

                  9.18 Initial Public Offering. Buyer shall have completed the Initial Public Offering of its common stock.

                  9.19    Certificates of Occupancy.  Seller shall have received
all   certificates  of  occupancy   issued  by  all  government   agencies  with
jurisdiction over the Facility, free and clear of all conditions and waivers.

                  9.20 Other Documents. Seller shall have furnished Buyer with all other documents, certificates and other instruments required to be furnished to Buyer by Seller pursuant to the terms hereof.


             ARTICLE X: CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS
             -------------------------------------------------------

                  Unless waived by Seller, its obligation to consummate the sale of the Assets is subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

                  10.1 Representations and Warranties. The representations and warranties of the Buyer in this Agreement or on any Schedule, list, certificate or document delivered pursuant to the provisions hereof shall be true at and as of the Closing Date as though such representations and warranties were made at and as of such time, except to the extent affected by the transactions herein contemplated.
                                       22

                  10.2 Performance of Covenants. Buyer shall have performed or complied with each of its agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

                  10.3 Delivery of Closing Certificate. Buyer shall have delivered to Seller a certificate of the executive vice president of Buyer dated the Closing Date upon which Seller can rely, certifying that the statements made in Sections 10.1 and 10.2 are true, correct and complete as of the Closing Date.

                  10.4 Opinion of Counsel. Buyer shall have delivered to Seller an opinion, dated the Closing Date, of Blass & Driggs, Esqs., Counsel for Buyer, in the form attached as Exhibit 10.4.

                  10.5 Legal Matters. No suit, actions, investigation or legal or administrative proceeding shall have been brought or shall have been threatened by any person that questions the validity or legality of this Agreement or the transactions contemplated hereby.

                  10.6 Authorization Documents. Seller shall have received a certificate of the Secretary or other officer of the Buyer certifying a copy of Resolutions of the Board of Directors of Seller authorizing the Buyer's execution and full performance of Buyer's Transaction Documents and the incumbency of the officers of the Buyer.

                  10.7 Other Documents. Buyer shall have furnished Seller with all documents, certificates and other instruments required to be furnished to Seller by Buyer pursuant to the terms hereof.


                ARTICLE XI: OBLIGATIONS OF PARTIES AFTER CLOSING
                ------------------------------------------------

                  11.1 Discharge of Liabilities. Seller shall pay all of its liabilities and obligations with respect to the Facility that are not expressly assumed by Buyer at Closing, as and when the same shall become due and payable.

                  11.2     Indemnification.

      (a) The Seller and Shareholders covenant and shall defend and indemnify Buyer and hold it harmless against and with respect to any and all damage, loss, liability, deficiency, cost and expense (including without limitation reasonable attorney's fees) (all of the foregoing hereinafter collectively referred to as "Loss") resulting from (i) any misrepresentation, breach of warranty, or failure to fulfill any agreement or covenant on the part of Seller under this Agreement; (ii) any taxes, interest, penalties and additions to tax that are required to be paid to the United States Government or any state or local taxing authority resulting from the operation of the Facility for any period ending on or before the Closing Date; (iii) if applicable, all amounts that are due or that may become due to any private third party payors on account of adjustments to any private third party payor cost reimbursement claims made with respect to the Facility for any period ending on or before the Closing Date or any reductions in future rates due to adjustments in Seller's historical costs by any other private third party payors; (iv) any claim relating to any liability of the Facility or the Seller that are not expressly assumed by the Buyer pursuant to the terms of this Agreement ("Unassumed

Liability"); (v) any liability arising out of any bulk transfer act (provided that Buyer acknowledges that the Seller has not agreed to undertake any bulk sales compliance); (vi) any liability arising out of Seller's noncompliance with COBRA or any like statute; (vii) any liability arising out of any environmental hazard or condition with respect to the Real Property or to the Facility existing as of the Closing Date and any law, regulation or decree on action of any government entity in connection therewith; (viii) any other claims, liability or cost of any nature whatsoever, known or unknown, whether accrued, absolute contingent or otherwise, presently existing or arising in the future which such liability arose out of Seller's conduct prior to Closing; and (ix) any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

                           (b)      Buyer covenants and shall  indemnify  Seller
and hold it harmless against and with respect to any and all Loss resulting from any misrepresentation, breach of warranty, or failure to fulfill any agreement or covenant on the part of Buyer under this Agreement or Buyer's operation of the Facility after the Closing Date.

                  11.3 Records. On the Closing Date Seller shall deliver, or cause to be delivered, to Buyer all records and files not then in Buyer's possession relating to the operations of the Facility.

                  11.4     Restrictions.

                           (a)      From and after the Closing Date,  the Seller
shall not disclose, directly or indirectly, to any person outside of Buyer's employ without the express authorization of the Buyer, any pricing strategies or records of the Seller, any proprietary data or trade secrets owned by the Seller or any financial or other information about the Seller not then in the public domain; provided, however, that the Seller shall be permitted to make such disclosures as may be required by law or by a court or governmental authority.

                           (b)      The Seller  shall not engage or  participate
in any effort or act to induce any of the suppliers, associates, employees, independent contractors, customers, vendors, residents, patients, or families of residents or patients of the Facility to cease doing business, or their association or employment, with the Facility.

                           (c)      For a period  of five (5)  years  after  the
Closing Date, the Seller shall not, directly or indirectly, for or on behalf of itself or any other person, firm, entity or other enterprises, be employed by, be a director or manager of, act as a consultant for, be a partner in, have a proprietary interest in, give advice to, loan money to or otherwise associate with, any person, enterprise, partnership, association, corporation, joint venture or other entity which is directly or indirectly in the business of owning, operating or managing any entity of any type, licensed or unlicensed, which is engaged in or provides assisted living care, nursing home care, home health care, senior housing, adult day care, retirement housing, primary care clinic services or adult congregate living care anywhere within a twenty five (25) mile radius of the Facility; provided, however, that the foregoing shall not apply to any properties mutually agreed upon under that certain Development Agreement which grants Buyer a right of first refusal on Seller's future development projects.

                           (d)      The    Seller    acknowledges    that    the
restrictions contained in this Section 10.4 are reasonable and necessary to protect the legitimate business interests of Buyer and that any violation thereof by it would result in irreparable harm to Buyer. Accordingly, the Seller agrees that upon the violation by it of any of the restrictions contained in this Section 10.4, Buyer shall be entitled to obtain from any court of competent jurisdiction a preliminary and permanent injunction as well as any other relief provided at law or equity, under this Agreement or otherwise. In the event any of the foregoing restrictions are adjudged unreasonable in any proceeding, then the parties agree that the period of time or the scope of such restrictions (or both) shall be adjusted in such a manner or for such a time (or both) as is adjudged to be reasonable.


                            ARTICLE XII: TERMINATION

                  12.1 Termination. This Agreement may be terminated at any time at or prior to the time of Closing by:

                           (a)      The Buyer,  if any  condition  precedent  to
Buyer's obligations hereunder, including without limitation those conditions set forth in Article IX hereof, have not been satisfied by the Closing Date or pursuant to Section 13.1 if any portion of the Assets is damaged or destroyed as a result of fire, other casualty or otherwise damaged or destroyed for any reason whatsoever;

                           (b)      Seller,   if  any  condition   precedent  to
Seller's obligations hereunder, including without limitation those conditions set forth in Article X hereof, have not been satisfied by the Closing Date;

                           (c)      the  mutual  consent  of the  Buyer  and the
Seller.

                  12.2 Effect of Termination. If a party terminates this Agreement because one of its conditions precedent has not been fulfilled, or if this Agreement is terminated by mutual consent, this Agreement shall become null and void without any liability of any party to the other; provided, however, that if such termination is by Buyer pursuant to Section 12.1(a) as a result of a breach by the Seller of any of its representations, warranties or covenants in this Agreement, or if such termination is by the Seller pursuant to Section 12.1(b) as a result of a breach by the Buyer of any of its representations, warranties or covenants in this Agreement, nothing herein shall affect the non-breaching party's right to damages on account of such other party's breach. Furthermore, nothing in this Section 12.2 shall affect the Buyer's right to specific performance of the Seller's obligations at Closing hereunder.

                      ARTICLE XIII: CASUALTY, RISK OF LOSS
                      ------------------------------------

                  13.1 Casualty, Risk of Loss. Seller shall bear the risk of all loss or damage to the Assets from all causes, until the Closing. If at any time prior to the Closing any portion of the Assets is damaged or destroyed as a result of fire, casualty or for any reason whatsoever, Seller shall immediately give notice thereof to Buyer. Buyer shall have the right, in its sole and absolute discretion, within ten (10) days of receipt of such notice, to (i) elect not to proceed with the Closing and terminate this Agreement, or (ii) proceed to Closing and consummate the transactions contemplated hereby and receive any and all insurance proceeds received or receivable by Seller on account of any such casualty.


                      ARTICLE XIV: MISCELLANEOUS PROVISIONS
                      -------------------------------------

                  14.1  Survival  of   Representations   and   Warranties.   All
representations, warranties, covenants and agreements made by each party in this Agreement or in any Schedule, certificate, document or list delivered by any such party pursuant hereto shall survive the Closing Date. Notwithstanding any investigation conducted before or after the Closing or the decision of any party to consummate the Closing, each party hereto shall be entitled to rely and is hereby declared to have reasonably relied upon the representations and warranties of the other party.


                  14.2 Public Announcements. Any general public announcements or similar media publicity with respect to this Agreement or the transactions contemplated herein shall be at such time and in such manner as Buyer shall determine; provided that nothing herein shall prevent either party, upon notice to the other, from making such written notices as such party's counsel may consider advisable in order to satisfy the party's legal and contractual obligations in such regard.

                  14.3 Costs and Expenses. Except as expressly otherwise provided in this Agreement, each party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

                  14.4 Performance. In the event of a breach by any party of its obligations hereunder, the other party shall have the right, in addition to any other remedies which may be available, to obtain specific performance of the terms of this Agreement, and the breaching party hereby waives the defense that there may be an adequate remedy at law. Should any party default in its performance, or other remedy, the prevailing party shall be entitled to its reasonable attorneys' fees.

                  14.5 Benefit and Assignment. This Agreement binds and inures to the benefit of each party hereto and its successors and proper assigns. The Buyer may not assign its interest under this Agreement to any other person on entity without the prior written consent of the Seller; provided, however, that Buyer may assign its rights, duties and obligations hereunder to one or more subsidiaries or affiliates of Buyer, or to one or more limited or general partnerships of which either Buyer or one of its subsidiaries is a general partner, or to a Real Estate Investment Trust or as part of any Sale Leaseback, Asset Backed Security Financing, 501(c)(3) arrangement, Commercial Paper arrangement or as part of any other financing vehicle, without such consent; and further provided that in the instance of such assignment Buyer shall remain responsible for consummating the Closing and performing all of its other obligations as provided in this Agreement.

                  14.6 Effect and Construction of this Agreement. This Agreement and the Exhibits and Schedules hereto embody the entire agreement and understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein, including without limitations the Letter Agreement. The captions used herein are for convenience only and shall not control or affect the meaning or construction of the provisions of this Agreement. This Agreement may be executed in one or more counterparts, and all such counterparts shall constitute one and the same instrument.

                  14.7 Cooperation - Further Assistance. Subject to the terms and conditions herein provided, each of the parties hereto shall use its best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments, and to do, or cause to be done, all things necessary, proper and advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

                  14.8 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered to the party entitled to receive the notice or when sent by certified or registered mail, postage prepaid, properly addressed to the party entitled to receive such notice at the address stated below:

      If to the Buyer:       Integrated Living Communities at Cabot Pointe, Inc.
                             10065 Red Run Boulevard
                             Owings Mills, MD 21117
                             Attention: Ed Komp

        with a copies to:    Integrated Health Services, Inc.
                             10065 Red Run Boulevard
                             Owings Mills, MD 21117
                             Attention: Marshall A. Elkins, Esq.

                             Blass & Driggs
                             461 Fifth Avenue
                             New York, NY 10017
                             Attention: Michael S.  Blass, Esq.

       If to the Seller:     Cabot Pointe I, Inc.
                             406 Sarasota Quay
                             Sarasota, FL 34236
                             Attention: William D. Niven

        With copies to:      Edwin L. Ford
                             Ruden McClosky Smith Schuster & Russell, P.A.
                             1549 Ringling Boulevard
                             Sarasota, FL 34236

                  14.9 Waiver, Discharge, etc. This Agreement shall not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing executed by or on behalf of each of the parties hereto by their duly authorized officer or representative. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

                  14.10 Rights of Persons Not Parties. Nothing contained in this Agreement shall be deemed to create rights in persons not parties hereto, other than the successors and proper assigns of the parties hereto.

                  14.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, disregarding any rules relating to the choice or conflict of laws.

                  14.12 Severability. Any provision, or distinguishable portion of any provision, of the Agreement which is determined in any judicial or administrative proceeding to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is the intention of the parties that if any provision of Section 11.6 shall be determined to be overly broad in any respect, then it should be enforceable to the maximum extent permissible under the law. To the extent permitted by applicable law, the parties waive any provision of law which renders a provision hereof prohibited or unenforceable in any respect.


                       [SIGNATURES ON THE FOLLOWING PAGE]

                  IN WITNESS WHEREOF, each of the parties hereto and in the capacity indicated below has executed this Agreement as of the day and year first above written.

BUYER:                                      SELLER:
INTEGRATED LIVING COMMUNITIES               CABOT POINTE I, INC.
AT CABOT POINTE, INC.



By:   /s/ Edward J. Komp                        By: /s/ William D. Niven
    -----------------------------------         -------------------------------
                                                 William D. Niven,
                                                   Executive Vice President
Its:  President & CEO
     ----------------------------------


                                                    SHAREHOLDERS:


                                                    ------------------
                                                    Dr. Thomas Reutter


                                                    ------------------
                                                    Dr. James Schutze


                                                    ------------------
                                                    William Niven


                                                    ------------------
                                                    Eric Carder


                                                    ------------------
                                                    Mark Nardone


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